CHARYS HOLDING COMPANY, INC.
                      AMENDED CHARTER OF THE NOMINATING AND
                         CORPORATE GOVERNANCE COMMITTEE

PURPOSE

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors is to assist the Board in identifying qualified individuals to become Board members and determining the composition of the Board and its committees.

MEMBERSHIP  AND  PROCEDURES

MEMBERSHIP AND APPOINTMENT. The Committee shall consist of not less than three members of the Board, with the exact number being determined by the Board. The members of the Committee shall be appointed and replaced from time to time by the Board.

INDEPENDENCE. Each member shall meet the independence requirements of applicable provisions of the federal securities laws and the rules promulgated thereunder and the applicable rules of The Nasdaq Stock Market.

AUTHORITY TO RETAIN ADVISERS. In the course of its duties, the Committee shall have sole authority, at the Company's expense, to engage and terminate search firms, as the Committee deems advisable, to identify director candidates, including the sole authority to approve the search firm's fees and other retention terms.

EVALUATION. The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board.

DUTIES  AND  RESPONSIBILITIES

The  Committee  shall:

1. Evaluate and make recommendations regarding the composition and size of the Board.

2. Determine the composition of committees of the Board, with consideration of the desires of individual Board members.

3.   Monitor  compliance  with  Board  and  Board committee membership criteria.

4.   Recommend  nominees  to  the  full  Board  to  fill vacancies on the Board.

5. Investigate suggestions for candidates for membership on the Board and shall recommend prospective directors, as required, to provide an appropriate balance of knowledge, experience and capability on the Board, including stockholder nominations for the Board.